SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made as of the Effective Date (defined below) between CalAmp Corp. (on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents referred to throughout this Agreement as the “Employer” or the “Company”), and Rick Vitelle, (referred to throughout this Agreement as “Executive”), and is presented to Executive this 12th day of July, 2017. Employer and Executive are sometimes referred to together in this Agreement as the “Parties” and each individually as a “Party”).

I. BACKGROUND AND PURPOSE (“Background”)

A. Executive is employed by the Company as Executive Vice President, Chief Financial Officer and Secretary pursuant to that certain employment agreement entered into on May 31, 2002, and as amended by Amendment 1 on December 19, 2008, Amendment 2 on June 12, 2013, Amendment 3 on May 30, 2014, and Amendment 4 on May 30, 2016 (collectively, the “Employment Agreement”).

B. This Agreement supersedes in entirety the Employment Agreement and the Employment Agreement will be nugatory and of no legal effect as of the Effective Date;

C. On December 21, 2016, the Company publicly announced the Executive’s planned retirement.

D. On July 17, 2017 Executive’s successor, Kurtis Binder, will become the Company’s Executive Vice President and Chief Financial Officer, having been duly appointed by the Company’s Board of Directors (the “Board”).

E. By 8:00 a.m. on Monday, July 17, 2017, Executive will submit his letter of resignation to the Board, substantially in the form as set forth as Enclosure A to this Agreement, with his resignation taking effect on July 17, 2017.

F. Under the terms and conditions of this Agreement, and any Company employment policies and procedures, Executive will continue his employment with the Company as an Executive Vice President through Wednesday, August 1, 2018 (the “Termination Date”).

G. From July 17, 2017, through the Termination Date, Executive will report directly to, and work closely with Mr. Binder on an interim basis, to ensure a seamless transition of the Chief Financial Officer role. Executive’s duties and functions will be as determined by Mr. Binder.

H. The consideration set forth in paragraphs I.1., I.2., and I.4. and paragraph J.1. are referred to as the “Separation Consideration.”

I. From July 17, 2017, through the Termination Date:

1. Executive’s annual base salary of $350,000 and benefits will continue as currently provided;

2. Executive’s unvested equity awards will continue to vest in accordance with the terms and conditions of applicable agreements and plans;

3. Executive will not receive an equity grant at the July 28, 2017 Board/Compensation Committee meetings; and

4. Executive will be eligible for any bonus earned under the fiscal 2018 short term incentive plan approved by the Compensation Committee in April 2017, to be paid when all other bonuses are processed.

J. As of the Termination Date:

1. The Company will accelerate one hundred percent (100%) of Executive’s unvested equity awards (restricted stock and stock options);

2. Executive will receive no further cash payments; and

3. Executive will become eligible for continued benefits under COBRA. Executive will be responsible for any and all COBRA payments from September 1, 2018 and beyond.

K. “Change of Control” shall mean the consummation of the first to occur of: (1) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (2) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (3) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (4) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company. If, prior to the Termination Date (August 1, 2018) the Company terminates Executive’s employment due to a Change of Control (“C-of-C Termination”), then (i) one hundred percent (100%) of Executive’s then unvested equity awards granted under the Company’s stock incentive plans shall become vested and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for twelve (12) months following the C-of-C Termination, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan, (ii) the Executive shall be entitled to an amount equal to his annual base salary, less standard withholdings for tax and social security purposes, pro rated for the period from the C-of-C termination date until August 1, 2018, payable in a lump sum, (iii) the Executive shall be entitled to an amount equal to a pro rata portion of his target bonus under the Company’s annual incentive plan based on the number of days worked in fiscal year 2018, and (iv) the Company will pay the Executive’s premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA until August 1, 2018 (or the cash equivalent of such amount).

L. Executive freely and knowingly, and after due thought and deliberation, enters into this Agreement intending to waive, settle, and forever release any and all claims that he has, or might ever have, against Employer.

II. AGREEMENT

In consideration of the Background above, which is an integral part of this Agreement, and for the Separation Consideration described above, which the Parties acknowledge as sufficient, and intending to be legally bound by this Agreement, the Executive and the Employer agree as follows:

1. Effective Date. This Agreement will become effective on the eighth (8th) calendar day after the Executive signs and delivers this Agreement to the Employer (the “Effective Date”), provided that the Executive does not revoke this Agreement before that date in accordance with paragraph 8 below; and, provided that the Executive signs this Agreement on or before August 2, 2017 (which is twenty-one (21) calendar days following the date that this Agreement was presented to Executive).

2. Payment of Accrued Obligations and Separation Consideration.

2.1 Executive acknowledges that as of the Termination Date, the Company will have paid Executive his final salary together with all payments for any accrued and unused vacation through the Termination Date (the “Accrued Obligations”). Executive also acknowledges and agrees that, other than base salary and benefits that he will earn and be eligible to receive through the Termination Date, as well as payment for the Accrued Obligations, he has received all amounts owed for his regular and usual salary, usual benefits, and other wages or compensation earned through the Termination Date. Except as required under applicable law, all benefits will cease as of the Termination Date and Executive will not be entitled to receive any further wages, salary, bonuses/commissions, vacation, or other forms of paid time off, benefits, or any other form of compensation following the Termination Date, except as set forth in paragraph 2.2 below.

2.2 In exchange for signing this Agreement and Executive’s compliance with the promises made and obligations that he has undertaken in this Agreement, Employer agrees to provide the Separation Consideration.

2.3 Executive understands and agrees that he would not be entitled to the Separation Consideration without his signing, and not revoking, this Agreement and fulfilling the promises he made in this Agreement.

3. General Release of Claims. Executive, for himself, his spouse, descendants, dependents, heirs, executors, administrators, conservators, successors, and assigns (collectively referred to as “Releasing Parties”) knowingly, voluntarily, and irrevocably releases and forever absolves and discharges, to the fullest extent permitted by law, Employer and any of its current, former, or future parents, affiliates, subsidiaries, divisions, or related entities, and any of their respective past, present, or future Executives, officers, directors, stockholders, shareholders, members, owners, attorneys, agents, insurers, representatives, trustees, or administrators, predecessors, successors, and assigns, (collectively referred to as “Released Parties”), of and from any and all claims, demands, liens, agreements, contracts, agreements, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, asserted or unasserted, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time before owned or held as against any Released Parties based on actions or events that occurred prior to the Effective Date of this Agreement (collectively the “Claims”) including, without any limitation:

3.1. any and all Claims for violation of any federal, state, local, or municipal law, regulation, ordinance, constitution, or common law relating to employment, conditions of employment (including wage and hour laws), compensation and employment discrimination, including, but not limited to, Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; The Executive Retirement Income Security Act of 1974; The Americans With Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967; the Older Worker Benefit Protection Act; The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Fair Labor Standards Act; The Family and Medical Leave Act; The California Family Rights Act, as amended; The California Fair Employment and Housing Act; The California Business and Professions Code, and the California Labor Code, including all amendments to each such law, regulation, ordinance, constitution, or common law;

3.2. any and all Claims relating to or arising from Executive’s employment relationship with the Employer and the termination of that relationship;

3.3. any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; physical injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

3.4. any and all Claims for attorneys’ fees, costs and penalties.

4. Protected Rights of Executive. Nothing in this Agreement (including the general release of Claims in paragraph 3 above, the confidentiality obligations in paragraph 11 below, and non-disparagement obligations in paragraph 6 below) prohibits Executive from filing a charge with any governmental agency or participating in any governmental investigation, including filing charges with or participating in investigations by the National Labor Relations Board or the Equal Employment Opportunity Commission, and Executive retains the right to engage in concerted activity protected by Section 7 of the National Labor Relations Act (the “Protected Rights”). Despite Executive’s Protected Rights, Executive specifically waives his right to recover any monetary damages or any individual relief in connection with any charge made by Executive. Also, Executive does not release Claims with respect to: (a) indemnification pursuant to applicable law; (b) Claims for any benefits that are vested as of the Executive’s termination date under the Employer’s health and welfare plans or 401(k) plan; (c) underlying workers’ compensation benefits, or (d) Claims arising out of this Agreement.

5. Promise Not To Sue. Executive, for himself and the other Releasing Parties, promises not to sue or initiate against Employer or any Released Party any mediation, arbitration, or judicial proceeding, or to participate in same, individually or as a member of a class, in which Executive, any other Releasing Party, or any representative of Executive or any other Releasing Party asserts against Employer or any other Released Party any Claim based on alleged breach of contract, tort, or violation of any law or regulation, whether federal, state, or local, pertaining in any manner to Executive’s employment by Employer or the termination of the employment relationship.

6. Non-Disparagement of Employer. As of the Termination Date, the Executive will not represent himself as being an Executive, officer, or representative of the Employer for any purpose whatsoever. Subject to Executive’s Protected Rights, Executive, on behalf of himself and the other Releasing Parties, agrees and promises and covenants that he will not at any time, directly or indirectly, make, ratify, infer, or criticize by means of any disparaging, uncomplimentary, critical, or negative remarks, comments, or statements, public or private, oral or written, concerning the Employer or its businesses, products, services, or any of its Executives, officers, or directors, or existing and prospective customers, suppliers, or any other associated third parties.

7. Waiver of California Civil Code Section 1542. To give the full and complete general release as described in paragraph 3 above, Executive expressly waives and relinquishes all rights and benefits of Section 1542 of the Civil Code of the State of California, or any other similar, comparable, or equivalent law in any state or jurisdiction, and Executive does so understanding and acknowledging the significance and consequence of specifically waiving Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

So, notwithstanding the provisions of Section 1542, and to implement a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims Executive does not know or suspect to exist in his favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claim. Executive represents and warrants that Executive has read this Agreement, including this waiver of California Civil Code Section 1542, and that he has consulted with an attorney about this Agreement, and specifically about the waiver of Section 1542, or has freely chosen to not consult with an attorney, and that Executive understands this Agreement and the Section 1542 waiver, and so Executive freely and knowingly enters into this Agreement. Executive acknowledges that he may later discover facts different from or in addition to those Executive now knows or believes to be true regarding the matters released or described in this Agreement, and even so, Executive agrees that the releases and agreements contained in this Agreement will remain effective in all respects notwithstanding any later discovery of any different or additional facts. Executive assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Executive.

8. ADEA Waiver. In exchange for material portions of the additional pay and benefits provided by the Separation Consideration under this Agreement and, in accordance with the Older Workers Benefit Protection Act, Executive expressly acknowledges and agrees that, by entering into this Agreement, he is knowingly and voluntarily waiving any and all rights and releasing all Claims and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), that he may have otherwise had against the Employer or any Released Party up to the Effective Date of this Agreement. Executive also expressly acknowledges and agrees that:

8.1 in return for this Agreement, Executive will receive consideration, that is, something of value, beyond that to which he was already entitled, before entering into this Agreement;

8.2 Executive is advised to consult with an attorney before signing this Agreement;

8.3 Executive is informed that he has twenty-one (21) calendar days from the date that this Agreement was presented to him, to consider whether to sign and accept the terms of this Agreement and that, if he signs this Agreement prior to the twenty-one (21)-day period, he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement will not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

8.4 Nothing in this Agreement prevents Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

8.5 Executive is informed that he has seven (7) days following the date that he signs this Agreement during which he may revoke it. This Agreement will become null and void if Executive elects revocation during that time. In the event that Executive fails to so notify the Employer, he will be deemed to have waived his right of revocation. If Executive exercises his right of revocation, neither the Employer nor Executive will have any obligations under this Agreement. Any revocation within this period must be submitted, in writing, to CalAmp and state, “I hereby revoke my acceptance of the Separation Agreement and General Release.” This revocation must be personally delivered to Monica Van Berkel, or mailed to CalAmp, ATTN: Monica Van Berkel, Senior Vice President of Human Resources, 15635 Alton Parkway, Suite 250, Irvine, California 92618, and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive was employed at the time of his last day of employment, then the revocation period will not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

9. Health and Welfare Benefits. Except as set forth in paragraph I.1. above, Executive understands and agrees that his right to benefits under the Employer’s health and welfare benefit program, if any, will be limited to those set forth in the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or the Health Insurance Marketplace under the Affordable Care Act.

10. Return of Company Property. Executive acknowledges that as of the Termination Date, he has returned to Employer all Employer information and property including and without limitation the following: computers, cell phones, other electronic devices, reports, data, plans, projects, files, charts, and records, memoranda, records software; credit cards, cardkey passes; door and file keys; safe combinations; computer access codes; disks and instructional or personnel manuals; and other physical or personal property which Executive received or prepared or helped to prepare in connection with his employment with Employer. Executive represents and agrees that he has not retained and will not retain any copies, duplicates, reproductions, or excerpts.

11. Confidentiality. Executive acknowledges that by virtue of his executive position with the Company, he has been given access to confidential information, intellectual property, trade secrets, customers, respecting the Company’s affairs (“Confidential Information”). In particular, he has received, or otherwise been privy to highly sensitive Confidential Information, including but not limited to, the Company’s strategic, business, and marketing plans and strategies. Executive further acknowledges that he has complied with, and will continue to comply with, his continuing obligations under that certain Confidentiality, Inventions, and Non-Solicitation Agreement (the “Confidentiality Agreement”), that survives the termination of his employment, and is hereby incorporated into this Agreement as if set forth verbatim.

12. Section 409A.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13. Remedies for Breach of Agreement. Executive acknowledges that the Employer and the other Released Parties would suffer irreparable harm as a result of any disparagement (described in paragraph 6), unauthorized disclosure, or use of Employer Confidential Information (described in paragraph 11 and the Confidentiality Agreement), and that monetary damages would be insufficient to compensate the Employer for such harm. Therefore, if Executive is in breach of his obligations or any provision of this Agreement, the Employer and any other affected Released Party is entitled to seek an injunction or temporary restraining order, without notice to Executive, restraining any unauthorized disclosure or use of the Employer’s Confidential Information in addition to any other available remedy, including damages. In any such action, if the Employer prevails, Executive agrees to reimburse the prevailing party(ies) for its/their costs and reasonable attorneys’ fees incurred in connection with taking the legal action. Further, Executive acknowledges that any breach of the foregoing would cause damage to the Employer that would be difficult if not impossible to establish and, thus, Executive agrees that he will pay to the Employer as liquidated damages, and not as a penalty, the amount equal to the Separation Consideration paid to Executive, and he expressly waives the right to any further Separation Consideration obligations expressly stated in this Agreement. In the event that Executive sues or otherwise institutes, initiates, or participates in any legal proceedings against the Employer or any Released Party for any claim or matter released hereby in violation of this Agreement, (a) the Employer will be relieved of its obligation to pay any Separation Consideration provided for in this Agreement, (b) the Employer will be entitled to recover from Executive all Separation Consideration previously paid to Executive, in addition to all other lawful remedies, and (c) all other provisions of this Agreement will remain in full force and effect.

14. Governing Law and Interpretation and Severability. This Agreement will be governed by the laws of the State of Delaware without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision immediately will become null and void, leaving the remainder of this Agreement in full force and effect.

15. No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the Separation Consideration for it will be deemed or construed at any time for any purpose as an admission by Employer of any liability or wrongful conduct of any kind.

16. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both Parties.

17. Miscellaneous.

17.1 This Agreement will be binding upon each Party and upon each Party’s heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the other Party and each of them, and to each Party’s heirs, administrators, representatives, executors, successors and assigns.

17.2 This Agreement may be executed in counterparts, each to constitute an original. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format will be effective as delivery of a manually executed counterpart of this Agreement.

18. Entire Agreement. This Agreement, the Confidentiality Agreement, the Restricted Stock Unit Agreements, the Stock Option Agreements, the CalAmp Deferred Compensation Plan, and any other employment documents that Executive signed with the Company, sets forth the entire agreement between the Parties hereto, and fully supersedes any prior obligation of the Employer to the Executive including without limitation, the Employment Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

SEPARATION AGREEMENT AND GENERAL RELEASE

SIGNATURE PAGE

IN WITNESS OF THIS AGREEMENT, the Parties knowingly and voluntarily sign this Agreement on the date below.

EMPLOYER:		EXECUTIVE:

By:	/s/ Michael Burdiek	/s/ Richard Vitelle
	Michael Burdiek	Richard Vitelle
Its: President and Chief Executive Officer

Dated:	July 17, 2017	Dated:	July 17, 2017

ENCLOSURE A

RESIGNATION LETTER

Richard Vitelle
3600 S. Harbor Blvd., #110-83
Oxnard, CA 93035

July 17, 2017

VIA EMAIL TO STEVE MORAN

Board of Directors of CalAmp Corp.
c/o: A. J. “Bert” Moyer, Chairman
15635 Alton Parkway, Suite 250
Irvine, CA 92618

Re: Resignation as CalAmp Chief Financial Officer

Dear	Directors	:

Pursuant to Section 4.05 of CalAmp Corp.’s (“CalAmp”) Amended and Restated Bylaws and Section 142(b) of the of the Delaware General Corporation Law, I hereby tender my resignation as Chief Financial Officer and Secretary of CalAmp, to be effective July 17, 2017.

Effective July 17, 2017, I will no longer be an executive officer of CalAmp for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Rule 3b-7 promulgated under the Exchange Act.

Furthermore, I also hereby resign as an officer and director of all CalAmp subsidiaries, other than my service as a director of LoJack Equipment Ireland DAC, for which my resignation is scheduled to be effective at the next quarterly board meeting of such subsidiary.

In accordance with that certain Separation Agreement and General Release entered into on July 17, 2017 between CalAmp and me, I will remain employed by CalAmp in the capacity of Executive Vice President for the term provided for in such agreement, reporting to my successor, Kurtis J. Binder, in order to effect an orderly transition.

Sincerely yours,

/s/ Richard Vitelle
Richard Vitelle